CODE OF ETHICS

Rule	• Rule 204A-1 under the Investment Advisor’s Act of 1940 requires registered advisers to establish, maintain and enforce a written code of ethics.
Procedures and Responsibilities
•     Access persons are responsible for reading, understanding, and abiding by the Code of Ethics, which is included in this section of the Compliance Manual
•     Access persons execute an acknowledgement of receipt, attached to this document
•     Compliance records receipt of signed acknowledgement
•     Access persons attest annually that they will comply with the Code

Timing
•     The Code of Ethics is provided to each access person upon hire.
•     Signed acknowledgement is made through hard copy (see last page of this Compliance Manual) within 6 months of the access person becoming affiliated with Partnervest.
•     Access persons attest annually (through Annual Attestation process) that they have read and will comply with the Code of Ethics.

Evidence of Compliance	• Firm files contain signed or electronic acknowledgements • Firm records contain completed annual attestations • Firm maintains a list of access persons

Partnervest is committed to ethical conduct.  Partnervest’s Code of Ethics is intended to set the tone for the conduct and professionalism of Partnervest employees and stress the importance of the principles of honesty, integrity and professionalism in order to protect our clients from misconduct, protect the reputation of Partnervest, and educate and remind employees of their responsibilities to act with propriety at all times.

Persons Covered by the Code

Partnervest’s Code of Ethics covers all “access persons”.  An access person is defined as:

(i) Any of Partnervest’s supervised persons:

(A) Who have access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund (e.g. the ETF subadvised by Partnervest), or

(B) Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

(ii) all of Partnervest’s directors, officers and partners.

Standards of Business Conduct

Partnervest Advisory Services and its advisory affiliates will abide by honest and ethical business practices.  The general principles discussed in this section govern all conduct at the firm and stress the importance of honesty, integrity, and professionalism in all conduct, treating clients fairly and doing what is right.  These principles include, but are not limited to:

•	Fiduciary Duty : Place the interest of the client first at all times and maintain confidentiality regarding the financial circumstances of clients, including the identity of security holdings.

o	Not inducing trading in a customer's account that is excessive in size or frequency in view of the financial resources and character of the account.

o	Making recommendations with reasonable grounds to believe that the recommendations are suitable for the customer on the basis of information furnished by the customer.

o	For non-discretionary client accounts, placing orders only after obtaining clients authorization pursuant to the advisory agreement.

o	Not borrowing money or securities from, or lending money or securities to, a customer.

o	Not placing an order for the purchase or sale of a security if the security is not registered, or the security or transaction is not exempt from registration in states we provide investment advice in.

o
Not placing orders for customers, or recommending that the customer place an order, to purchase or selling a security through a broker/dealer or agent, or engaging the services of a broker/dealer, agent, or investment advisor, not licensed under states we provide investment advice in.

o	Complying with the federal securities laws.

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Personal Securities Transactions: Conduct personal securities transactions in such a manner that avoids any material potential or actual conflict of interest or any abuse of your position of trust and responsibility.  Comply with Partnervest’s Personal Securities policy as stated elsewhere in this Compliance Manual.

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Conflicts of Interest: Do not take advantage of your position, and maintain independence in the investment decision-making process.  Disclose material actual conflicts and obtain client consent when necessary.  Avoid conduct wherein a conflict of interest would harm a client or could be reasonably interpreted as attempting to inappropriately influence a client (See Gifts and Gratuities section and Conflicts of Interest section.)

•	Insider Trading: Comply with Partnervest’s Insider Trading policies and procedures. (See Insider Trading section for specific procedures.)

•      Political Contributions:  Do not make political contributions to clients of the firm or to municipal officials wherein the firm has advised clients to purchase their municipal securities or in which the firm has advised the municipality.

In connection with the purchase or sale (directly or indirectly) of a security held or to be acquired by a client, a representative or employee of Partnervest  may not:

•	Defraud the client in any manner;

•	Mislead a client, including by making a statement that omits materials facts;

•	Engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon such client;

•	Engage in any manipulative practice with respect to a client;

•	Engage in any manipulative practice with respect to securities, including price manipulation.

Reporting Violations of the Code of Ethics
All Partnervest representatives and employees have a responsibility to report any code violations to the Chief Compliance Officer, Tim Mahota, the compliance department or a supervisor.  Failure to report a code violation constitutes a violation itself.  Retaliation against the reporting employee is prohibited and constitutes a further code violation.

Annual Acknowledgement
Upon becoming employed by Partnervest Advisory Services, all access persons will be required to sign an acknowledgement (hard copy or electronic affirmation) that they have received, read, and will abide by the Code of Ethics.  These signed acknowledgements will be retained in firm records.

On an annual basis, employees will be requested to attest that they have a copy of the Code of Ethics, have read it, and will comply.  Normally, this will be included with the Annual Attestation.

Failure to Comply With the Code of Ethics
Failure to comply with Partnervest’s Code of Ethics may result in appropriate disciplinary action, up to and including termination.

EMPLOYEE ACCOUNTS & PERSONAL SECURITIES TRANSACTIONS

Rule
•     Partnervest requires that all employees:
•     Disclose brokerage accounts maintained by themselves and their immediate family;
•     Obtain prior written approval for opening new brokerage accounts;
•     Have duplicate statements sent to Partnervest;
•     Disclose personal securities transactions;
•     Obtain permission for participation in an IPO

Procedures and Responsibilities
•     Employees disclose all outside personal securities accounts in writing to the Compliance Department.  For advisors who are also registered representatives of The Partnervest Division of SPF, notification of outside personal securities accounts to SPF will be automatically reported to Partnervest and a duplicate notification to Partnervest is not needed.
•     Employee requests duplicate statements be mailed to Partnervest (or SPF for registered representatives of Partnervest Division of SPF)
•     A Supervisor or Compliance reviews duplicate statements or available reports and/or reports of such review from the rep’s broker-dealer
•     Employee attests annually that all personal securities accounts have been disclosed to Partnervest

Timing
•     Disclosure is required upon hire and prior to opening any new brokerage accounts or limited investment opportunities (e.g., private placement, IPO, hedge fund)
•     Disclosure of IPO participation is required prior to participating in the IPO
•     Statement or report review is conducted monthly

Evidence of Compliance
•     List of outside accounts personal securities accounts is maintained by Compliance.
•     Compliance will maintain records of requests and approval for personal securities transactions and IPO participation
•     Log of account statements received or dataVision reports
•     Supervisor or Compliance initials or other evidence of statement or report review.
•     Annual Attestation records are maintained in firm files.

Disclosure of Personal Accounts (Holding Reports)

Advisory affiliates and access persons, within 10 days of becoming such, are required to disclose all brokerage accounts being maintained by themselves and their immediate family at that time.  All such persons are required to notify the brokerage firm where accounts are maintained and have only duplicate statements (i.e. not confirms) sent to Partnervest’s Compliance Department.

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For advisory affiliates who are also registered representatives of the Partnervest Division of SPF, accounts should be disclosed to SPF through dataVision.  Partnervest will obtain the disclosures from dataVision.

•	For advisory affiliates who are not registered representatives of the Partnervest Division of SPF, accounts should be disclosed in writing to Compliance. This disclosure should include:
o	Account name

o	Account number

o	Financial institution name and address

After affiliation with Partnervest, such persons may open an additional outside brokerage account or participate in a limited investment opportunity (e.g., private placement, IPO, hedge fund) only upon written request and approval from the Compliance Department.

•
For advisory affiliates who are also registered representatives of the Partnervest Division of SPF, accounts should be disclosed to SPF through dataVision.  Partnervest will then obtain the disclosures from dataVision.

•	For advisory affiliates who are not registered representatives of the Partnervest Division of SPF, accounts should be disclosed in writing to Compliance.

If permission is granted, in writing from the Compliance Department, that employee is responsible for making arrangements to have duplicate statements submitted to Partnervest’s Compliance Department.

In addition, all employees are required to annually attest (on the annual questionnaire if containing such a question) that they have disclosed all outside accounts.

Review of Personal Accounts
For advisory affiliates who are also registered representatives with the Partnervest Division of SPF, account statements are received at SPF and stored electronically.  Partnervest has access to review these statements and/or reports generated from dataVision.  Review will be noted  by either a signatory on the hard copy report, or electronically (e.g., reviewed reports moved to a “Reviewed” file).

For advisory affiliates who are not registered representatives of SPF, account statements are received and logged by the Compliance Department.  Statement review may be evidenced by the supervisor or Compliance initialing the statement or by putting it in a completed file.

Periodically, the Compliance Department may cross-check a random sample of statements received against the accounts reported.  This procedure is designed to ensure that all reported accounts are having statements sent to Partnervest.

The Compliance Department shall also review the duplicate statements or report for indication of the following:
•	Large trading of thinly traded securities
•	Large amount of margin
•	Indication of market timing mutual funds (e.g., multiple transactions in the same mutual fund in/out within a monthly)
•	Large transactions in the ETF subadvised by Partnervest

Red flags will be reported to the CCO for follow up.

Personal Securities Transactions (Transaction Reports)

Advisory Affiliates and access persons must disclose their personal securities transactions.  Such reporting is achieved by receipt of duplicate monthly or quarterly statements from the brokerage firms (see Holding Reports above).  The duplicate monthly statements must state the following information:

(A) The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

(B) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(C) The price of the security at which the transaction was effected;

(D) The name of the broker, dealer or bank with or through which the transaction was effected; and

(E) The date the access person submits the report.

The policy on personal securities transactions includes trading activity of family members defined as dependent children, spouse, or dependent parents. It does not include parents, in-laws, or adult children trading independently from the advisory affiliate.

Pre-approval is required for participation in an IPO or limited offering (e.g., private placement).  Partnervest will maintain records of any decisions and supporting reasons to approve the acquisition of an IPO or limited offering.

Securities not covered under the reporting/record-keeping requirements include U.S. Government Securities and Money Market.  All other transactions are reportable.

Additional Reporting Requirements

Sections 13(d), (f), and (g) of the Securities Exchange Act of 1934 are intended to provide investors and the subject issuers with information about accumulations of securities that may have the potential to change or influence control of the issuer.  Advisory affiliates and access persons must report their holdings to Partnervest if they fall within any of the following thresholds:
•	Any beneficial owner of more than 5% of the outstanding shares of a voting equity security must report on Schedule 13D within 10 days of the date when the position exceeds 5% (Section 13(d)).
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An institutional investment manager, which exercises discretion with respect to 13(f) equity securities having an aggregate fair market value of at least $100,000,000 on the last day of any month shall file a 13F Report  (Section 13(f)).

•
Certain types of institutional investors, (broker/dealers, investment advisors, banks, insurance companies, and mutual funds, among others) are permitted to file a short form filing to report a position over 5% of the outstanding shares of a company. The criteria requires that the institutional investor acquire its beneficial interest in the shares in the ordinary course of business and not for the purpose or effect of changing or influencing control  (Section 13(g)).